Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) and in the related Prospectus, pertaining to the 2016 Equity Incentive Plan and Amended and Restated 2010 Stock Incentive Plan of Albireo Pharma, Inc. (formerly Biodel Inc.) of our report dated July 13, 2016, with respect to the consolidated financial statements of Albireo Ltd. for the years ended December 31, 2014 and 2015, included in the Proxy Statement of Albireo Pharma, Inc. (formerly Biodel Inc.) (Schedule 14A dated 09-19-2016), incorporated by reference through the Form 8-K, filed on November 4, 2016, in this Registration Statement Form on S-8.

/s/ Ernst & Young LLP

Ernst & Young LLP

Reading, England

December 22, 2016